Schein Pharmaceutical, Inc.
100 Campus Drive
Florham Park, NJ 07932
Tel. 973 593-5500
Fax 973 593-5598
                                  PRESS RELEASE


Contact:        Melody A. Carey, Investor Relations
Telephone:      (973) 593-5535
Fax:           (973) 593-5598


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

              SCHEIN PHARMACEUTICAL'S STERIS PRODUCTS SEIZED BY FDA

Florham Park, New Jersey - September 10, 1998 - Schein Pharmaceutical, Inc. (NYSE:SHP) announced that the Food and Drug Administration ("FDA") today filed a seizure action against all products manufactured by its Steris Laboratories, Inc. subsidiary and which are in the Company's possession. These actions do not involve products manufactured at any of the Company's other sites. "The FDA generally uses seizures as preludes to negotiations of consent orders," noted Paul Feuerman, Schein's Senior Vice President and General Counsel.

"The practical effect of these actions has been to halt manufacturing and distribution of Steris products, which account for a very significant portion of the Company's sales and profits. As soon as the actions were filed, the Company was advised by the FDA that it would shortly receive a draft of a proposed consent order," Mr. Feuerman continued. "We hope to reach a settlement with the FDA within a matter of days, which would permit resumption of manufacturing and distribution of Steris products."

As previously reported, Steris has been in discussion with the FDA concerning certain cGMP deficiencies noted in recent inspections of its Phoenix facility and cited in the Warning Letter Steris received in early 1998. While Steris believes that progress has been made in those discussions, Steris had been apprised that it has not yet satisfactorily addressed the FDA's concerns in these and certain other areas. "Still, today's actions were inconsistent with the Company's understanding of the progress that had been made in meeting the FDA's concerns," Mr. Feuerman noted. "A consent arrangement would allow us to formalize a process for resolving the open issues."

Schein Pharmaceutical is one of the leading generic pharmaceutical companies in the United States. The Company develops, manufactures and markets one of the broadest generic product lines in the pharmaceutical industry through the integration of its product development expertise, diverse, high-volume production capacity and direct sales and marketing force. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company's branded product, INFeD(R), is the leading injectable iron product in the United States. The Company has a substantial pipeline of products under development. The Company enhances its internal product development, manufacturing and marketing capabilities through strategic collaborations. Schein Pharmaceutical has more than 1,900 employees with manufacturing plants located in Arizona, Connecticut, New Jersey, New York and Puerto Rico.


Certain of the matters discussed in this press release contain statements concerning future events or results. These "forward looking" statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the difficulty of predicting FDA approvals, the uncertainty of acceptance and demand for the Company's new products, the impact of competitive products and pricing, the availability of raw materials, uncertainties associated with litigation and regulatory matters, and fluctuations in operating results. Other important factors that may cause actual results to differ materially from the forward looking statements are discussed in the "Risk Factors" and "Management's Discussion & Analysis of Financial Condition and Results of Operations" sections of the Company's prospectus dated April 8, 1998, which is on file with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-1. Readers are urged to read the prospectus carefully to better understand these factors. The Company does not undertake to publicly update or revise any of its forward looking statements even if experience or future changes show that the indicated results or events will not be realized.

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Editor's    note:    This    release   is   available   on   the   Internet   at
http:/www.noonanrusso.com